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                          CAREER EDUCATION CORPORATION.
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                (Name of Registrant as Specified in Its Charter)
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                                 BOSTIC R STEVEN
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Steve Bostic issued the following press release on May 10, 2006:

FOR IMMEDIATE RELEASE

    Steve Bostic Urges Stockholders to Vote to Restore Integrity and Sound Educational Values at Career Education Corp. to Protect the Value of Their
                                   Investment

            Urges Fellow Stockholders to Vote the BLUE Proxy Card

SEA ISLAND, GA, May 10, 2006 -- Steve Bostic, the beneficial owner of approximately 1% of the outstanding stock of Career Education Corporation (NASDAQ: CECO), today issued the following letter to his fellow stockholders. The letter urges stockholders to vote for the alternative slate of directors, comprised of James E. Copeland, Jr., R. William Ide III and himself, in order to ensure effective Board oversight, and restore integrity and sound educational values to the company:

May 10, 2006

Dear Fellow Stockholder,

At Career Education Corporation's Annual Meeting next week on May 18, 2006, you have a critical decision to make. CEC can continue down its current path, which has led to multiple regulatory investigations, shareholder lawsuits and, of gravest concern, the looming potential loss of the accreditation of American InterContinental University (AIU) by the Southern Association of Colleges and Schools (SACS) - or you can take the first step towards restoring the company on a path to greater profitability and value for stockholders.

This election is about integrity and credibility. It is about protecting the value of your investment in CEC from a management that appears incapable of operating the company within the required regulatory framework, and it is about electing directors with the experience, skills and knowledge for CEC to be put back on track. In its report placing AIU on probation, SACS found a lack of integrity in recruiting, admissions and student communications. This is literally jeopardizing AIU's future because, as the prologue to the SACS accreditation criteria states, "everything is predicated on integrity". Stockholders must ask themselves whether present management has the necessary credibility to convince SACS that it can restore integrity.

SACS placed AIU on probation in December of 2005. Since then, management has repeatedly told stockholders that it has a "plan" to fix the problems at AIU, that "progress" is being made, and that it is "building momentum". How can this be, when during the week of April 24, 2006, AIU's London campus became the first university in history to fail an audit by the U.K.'s Quality Assurance Agency
(QAA)! The QAA found "alarmingly low" standards of student achievement and "misleading" marketing claims at AIU London and added, "At present, no confidence can be placed in the soundness of AIU London's management of the quality of its programmes." Is this Jack Larson's idea of "progress" and "momentum"? Naturally, management has not bothered to include the news of the failed QAA audit in its numerous misleading communications with stockholders over the last several weeks.

There is a complete disconnect between management's rhetoric and what is actually occurring on a day-to-day basis at CEC's institutions. Jack Larson has trumpeted 2006 as "the year of the graduate," and he claims that CEC makes "student success" a top priority. For some time, we have been asking management for information on graduation and drop-out rates, but they have refused to give it to us or the investment community. But just recently we received a copy of an internal CEC drop report, which is part of the pleadings in a pending class action suit, and that report states that 96,388 students dropped out of CEC programs in the first quarter of a recent reporting period- a number approaching CEC's total student population! In order to enable students and investors to accurately assess the value of an education at CEC colleges, we again call upon CEC to provide complete information on enrollments, drops and graduates for each and every CEC college for the past three years.

Behind the alarming number of dropouts is a grim reality that belies Larson's rosy view of the operations of CEC colleges:

                      CEC'S DECEPTIVE ADMISSIONS PRACTICES

Using weekly and daily campus "flash reports", Larson and his team have pressured admissions representatives to focus on higher headcounts and school rolls, regardless of qualifications and interests of prospective students. Students have been referred to bogus high schools to "buy" diplomas or have been enrolled and signed up for loans in the often illusory hope that they would obtain a high school diploma or GED within their first 30 days of classes. As one former professor at AIU's Los Angeles campus put it, "If you can breathe and walk, you can get into the school."

To make the numbers, students have been enrolled several weeks after classes began. Other students wanting to take only one or two isolated courses have been pressured into signing up for full programs, in order to generate higher full-time student metrics. Admissions representatives have been asked to sign up themselves, family members and friends, just long enough to be included in enrollment figures. Dropped students have been induced to re-enroll with the promise of bogus scholarships, forgiveness of institutional loans and token gifts. Along with this push for high numbers has come widespread late and inaccurate reporting of true enrollment status to the federal National Student Loan Database System, a finding made by a 2003 U.S. Department of Education
(DOE) review of CEC's Collins College in Tempe, Arizona, internal CEC audits of other CEC colleges, and annual compliance audits.

                  CEC IS MISLEADING ITS STUDENTS AND REGULATORS

A 2004 state licensing agency report on CEC's Brooks Institute of Photography found that "the institution's advertisement and promotion [about placements and salaries] is false and misleading." Former students of various CEC colleges, including Gibbs, Sanford Brown and Brooks, have complained that they were induced to enroll with false promises about the quality of the training and their employability, only to find themselves without jobs and a mountain of debt. Students also have complained about being given inflated graduation and placement figures, grossly unrealistic salary figures, and false information about the availability of major programs, day or night classes, and tutoring assistance. The most recent of such complaints is a lawsuit filed in late April by a group of students at the Sanford Brown campus in Maryland, who allege that CEC induced them to enroll in medical programs by misrepresenting the availability of externships. Along with misrepresentations to CEC students, the DOE has accused CEC of misrepresenting information to it about federal financial aid awarded to CEC students, including a 2003 program review finding that Collins College had used "a coordinated subterfuge to under-report the effect" of federal financial aid dollars disbursed in order to show compliance with the so-called 90/10 Rule and also a 2006 program review finding that CEC's Pennsylvania Culinary Institute had improperly retained $469,000 of federal aid for students who had failed to actually attend classes, withdrawn or gone on leaves of absence.

                   QUALITY EDUCATION IS NOT A PRIORITY AT CEC

After enrollment, students have been allowed to remain in high-priced programs despite failing to maintain required attendance levels and satisfactory academic progress. At some institutions, faculty have been pressured to allow students who missed well over 50% of their classes to belatedly make up assignments and take tests. The 2003 program review of Collins College found that "many students failed to meet the attendance threshold...[and that the College's] practice of not considering failed courses as part of the [cumulative GPA] at the time that students fail the course...may...be falsely permitting those students to remain eligible for Title IV disbursements." The SACS probation report also cited AIU for failing to use appropriate grading criteria, as well as for deficiencies in program content and faculty.

                  WHAT CEC IS REALLY DELIVERING TO ITS STUDENTS

Perhaps the worst harm inflicted upon CEC students has been high levels of student loan debt accumulated under high interest private loan programs, which now are the subject of class action litigation and state investigations. According to news reports, some CEC students will wind up paying over $100,000 on loans for tuition of around $30,000 to $37,000, due to annual interest rates ranging from 13% to 17% -- rates only verbally explained at enrollment. Many CEC grads and drops have become delinquent on their loans, damaging their credit ratings and in some cases filing for bankruptcy.

And how has management responded to these mounting delinquencies? Rather than remedy the underlying causes - improper recruiting and retention of students - management's response has been to harass students and manipulate the numbers. Campus staff have been directed to "BARRAGE...past due students with requests for payment...[including] phone calls from the collections staff...[on] evenings and weekends." Internal CEC audits have revealed that campus officials have been told to treat any amount of payment, even amounts ranging from $25 down to $1, as sufficient to treat a loan as performing. Another manipulative practice uncovered by internal CEC audits is delaying reporting on dropped students until after the close of a reporting period, because drops require a higher bad debt allowance.

All of the "subterfuge" (in the DOE's words) occurring at CEC's colleges is catching up with the company, as reflected in its recent missed earnings, reduced enrollment at its brick and mortar schools, and multiple analyst downgrades. The value of your investment is at risk.

                         WE HAVE A PLAN TO RESTORE VALUE

Jack Larson pretends that the main objective at CEC is "student success". But, as the practices described above indicate, under Jack Larson and the current Board's supervision of him, CEC's focus instead has become what one AIU student called "money intake rather than the quality and care of its product." The result of these policies is the web of regulatory investigations and litigation in which CEC is now entangled, most critically AIU's endangered accreditation with SACS. How can stockholders have any confidence that present management can protect AIU's accreditation given the systemic breakdown of integrity that has occurred under their watch, and that is continuing or worsening as evidenced by the QAA's findings just a few weeks ago? Where is the current Board's oversight in ensuring that the critical elements of integrity and trust are present at CEC? The loss of AIU's accreditation would be a catastrophic blow to stockholder value. The time to act is now.

My fellow nominees and I have a plan to solve the problems plaguing CEC and to restore integrity and value to the company. If elected, we would propose a course of immediate action to address all of CEC's regulatory and operational problems and to bring transparency and trust to CEC's relationships with its students, its regulators, its employees and its shareholders.

                  VOTE TO PROTECT THE VALUE OF YOUR INVESTMENT

                SIGN, DATE AND RETURN YOUR BLUE PROXY CARD TODAY

Even if you have already returned a white management card, you have every right to change your vote by sending in a later-dated BLUE proxy. Only your latest dated proxy will count.

Thank you for your support.

Sincerely,
   /s/
   Steve Bostic



                                    IMPORTANT

   If your shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon your specific instructions. Please return the enclosed BLUE proxy card to your broker or bank and contact the person responsible for your account to ensure that a
                       BLUE proxy is voted on your behalf.

           Do not sign any White proxy card you may receive from CEC.

   If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED

                            TOLL-FREE: (877) 750-9499

                 Banks and Brokers call collect: (212) 750-5833

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Media Inquiries:

Peter Duda
Weber Shandwick
212-445-8213
pduda@webershandwick.com

J.J. Rissi
Weber Shandwick
917-587-7090
jjrissi@webershandwick.com